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

                                      DATE


Dear Consultant:

The next phase in the consolidation of the various mutual funds under the PIMCO banner will take place over the next several months. The proposed resulting structure will consist of two (down from three) trusts - one for equity funds and one for fixed income funds - each with A, B, and C class shares for retail investors, and institutional and administrative class shares for institutional investors.

This structure mirrors the form used by many fund complexes and should help solidify the PIMCO name in mutual fund circles. The four institutional funds currently managed by Cadence (Capital Appreciation, Mid Cap Growth, Small Cap Growth, and Micro Cap Growth) are already part of the equity trust and all current shareholders will continue to own the same institutional class of shares in the new structure.

It is important to emphasize that for Cadence institutional fund clients this consolidation will result in no change in investment philosophy and process, no change in aggregate costs, and no change in client servicing standards (Cadence will handle directly).

On an ongoing basis, marketing and servicing of the A,B, and C classes will be totally the responsibility of PIMCO Advisors Distribution Company, not Cadence Capital. Cadence will continue to service and support our institutional fund clients just as we have in the past, and manage the assets just as we have in the past.

We look forward to continuing our relationship in the future. In the meantime, if you have any questions or concerns, please feel free to call.

Sincerely,